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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
     Dirks       Robert       E.              Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           Pegasus Systems, Inc. (PEGS)            (Month/Day/Year)
     (Last)     (First)     (Middle)             05/05/98                ------------------------------------
        9336 Civic Center Drive            ----------------------------  5. Relationship of Reporting            ------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer                7. Individual or
             (Street)                         Number of Reporting           (Check all applicable)               Joint/Group Filing
                                              Person (Voluntary)                                                 (check applicable
                                                                          X   Director          10% Owner        box)
                                           ----------------------------  -----             -----
Beverly Hills, California      90210                                          Officer           Other (specify   [X] Form filed by
--------------------------------------                                   -----  (give      -----       below)        One Reporting
      (City)      (State)      (Zip)                                         title below)                            Person
                                                                                                                 [ ] Form filed by
                                                                          ------------------------------------       More than One
                                                                                                                     Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             Page 1 of 2
*If the form is filed by more than one reporting person see Instruction 4(b)(v).
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


                                                        Page 1 of 2 pages
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  6. Date            7. Title and Amount of         8. Conver-   10. Owner-  11. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------    (Instr. 5)    (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Options (Right to buy)      (1)      5/5/01          Common Stock     2,000       $22.63          D               N/A
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Explanation of Responses:

(1) One Hundred Percent (100%) of this Option may be exercisable, in whole or in part as of the date of the 1999 Annual Stockholders' Meeting of
    Pegasus Systems, Inc.
                                                                                     /s/ RIC L. FLOYD                      5/1/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
      a currently valid OMB number.                                                                                   Page 2 of 2
                                                                                                                    SEC 1474 (7/96)
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